UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

NO. 333-54970

UNDER

THE SECURITIES ACT OF 1933

INNOTRAC CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	58-1592285
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Innotrac Corporation

6465 East Johns Crossing

Johns Creek, GA 30097

(678) 584-4000

(Address of principal executive offices, including zip code)

2000 Stock Option And Incentive Award Plan, As Amended

(Full titles of the plans)

Stephen G. Keaveney

Chief Financial Officer

6465 East Johns Crossing

Johns Creek, GA 30097

(678)584-4000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

On February 5, 2001, Innotrac Corporation (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-54970) (the “Registration Statement”), which registered 2,800,000 shares of the Registrant’s common stock (the “Common Stock”) to be issued pursuant to the Registrant’s Stock Option and Incentive Award Plan, as amended (the “Plan”). This Post-Effective Amendment No. 1 is being filed to remove from registration all remaining authorized shares of Common Stock reserved for issuance under the Plan that have not yet been issued under the Registration Statement.

On November 14, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), and Blue Eagle Acquisition Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Parent (“Purchaser”), providing for the tender offer by Purchaser for all of the issued and outstanding shares of Common Stock, at a purchase price of $8.20 per share, without interest and less any applicable withholding tax (the “Tender Offer”), and the merger of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). On January 6, 2014, after completion of the Tender Offer, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Georgia (the “Effective Time”). In the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Registrant, Parent, Merger Sub or any of their wholly-owned subsidiaries or by shareholders of the Registrant that validly exercise their dissenters’ rights under Georgia law) was converted into the right to receive $8.20 in cash, without interest and less any applicable withholding tax.

In connection with the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Plan. Accordingly, the Registrant hereby removes from registration the remaining shares of Common Stock that have not been and will not be issued under the Plan. Upon effectiveness hereof, no shares of Common Stock remain registered under the Registration Statement for issuance under the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on January 6, 2014.

INNOTRAC CORPORATION

By:	/s/ Stephen G. Keaveney

Stephen G. Keaveney, Chief Financial Officer

This Post-Effective Amendment is executed by the Registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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